UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          Direct General Corporation
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, NO PAR VALUE
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    25456W204
          ------------------------------------------------------------
                                 (CUSIP Number)

                                 AUGUST 29, 2005
          ------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)





CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ] RULE 13D-1(B)

[X] RULE 13D-1(C)

[ ] RULE 13D-1(D)

     *THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

     THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES
OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS
OF THE ACT (HOWEVER, SEE THE NOTES).


                               Page 1 of 12 Pages

CUSIP NO. 25456W204
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         GMT Exploration LLC
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                 NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                20,000
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                    20,000
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    20,000
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   0.09%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             OO
- --------------------------------------------------------------------------

                                Page 2 of 12 Pages

CUSIP NO. 25456W204
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Bay Resource Partners, L.P.
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING               378,900
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                    378,900
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    378,900
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   1.8%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN

- --------------------------------------------------------------------------
                                Page 3 of 12 Pages

CUSIP NO. 25456W204
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Bay II Resource Partners, L.P.
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING               200,900
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                   200,900
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9    0.9%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             PN

- --------------------------------------------------------------------------

                                Page 4 of 12 Pages

CUSIP NO. 25456W204
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Bay Resource Partners Offshore Fund, Ltd.
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING               408,300
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                   408,300
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   408,300
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9    1.9%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             CO

- --------------------------------------------------------------------------

                                Page 5 of 12 Pages

CUSIP NO. 25456W204
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         GMT Capital Corp.
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Georgia
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING              1,109,900
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                  1,109,900
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  1,109,900
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   5.2%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             CO

- --------------------------------------------------------------------------

                                Page 6 of 12 Pages

CUSIP NO. 25456W204
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas E. Claugus
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                70,700
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING              1,129,900
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    70,700
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                  1,129,900
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  1,200,600
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)
- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   5.6%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IN

- --------------------------------------------------------------------------


                                Page 7 of 12 Pages

ITEM 1(A)         NAME OF ISSUER:

                  Direct General Corporation

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1281 Murfreesboro Road
                  Nashville, TN  37217

ITEM 2(a)         NAME OF PERSON FILING:

                  This statement if filed by:

                  (i) GMT Exploration LLC, (GMT Exploration), with respect
                      to shares of Common Stock (defined in Item 2(d) below) directly owned by it.

                 (ii) Bay Resource Partners, L.P., (Bay Resource Partners),
                      with respect to shares of Common Stock directly owned by it.

                (iii) Bay II Resource Partners, L.P., (Bay II), with
                      respect to shares of Common Stock directly owned by it.

                 (iv) Bay Resource Partners Offshore Fund, Ltd. (Offshore
                      Fund) with respect to shares of Common Stock directly owned by it.

                  (v) GMT Capital Corp. (GMT Capital) with respect to
                      shares of Common Stock beneficially owned by it.

                 (vi) Thomas E. Claugus, (Mr. Claugus), with respect to the
                      Common Stock directly owned by him and directly owned by each of GMT Exploration, Bay Resource Partners, Bay II and Offshore Fund.

                      The foregoing persons are hereinafter sometimes
                 collectively referred to as the Reporting Persons. Any disclosures herein with respect to persons other than the Reporting Persons are made on information and believe after making inquiry to the appropriate party.

ITEM 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                 The address of the business office of each of the Reporting Persons is 2100 RiverEdge Parkway, Ste. 840, Atlanta, GA 30328

ITEM 2(c)         CITIZENSHIP:

                 Mr. Claugus is a United States citizen. GMT Exploration is a limited liability company organized under the laws of the State of Delaware. Bay Resource Partners and Bay II are limited partnerships organized under the laws of the

                                Page 8 of 12 Pages

                 State of Delaware. The Offshore Fund is organized under the laws of the Cayman Islands as an exempted company.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value

ITEM 2(e)         CUSIP NUMBER:

                  25456W204

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B)
                  OR (C), CHECK WHETHER THE PERSON FILING IS A:   N/A

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b) [ ] Bank as defined in section 3(a)(6) of the Act
                (15 U.S.C. 78c).

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP:

        1. GMT Exploration LLC
           (a) Amount Beneficially owned: 20,000
           (b) Percent of Class: 0.09% The percentages used herein and in the rest of Item 4 are calculated based upon the 21,400,228 Shares of Common Stock issued and outstanding as of August 5, 2005 as reported in the Companys Form 10-Q filed on August 9, 2005.

                               Page 9 of 12 Pages

           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 20,000
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 20,000

        2. Bay Resource Partners, L.P.,
           (a) Amount Beneficially owned: 378,900
           (b) Percent of Class: 1.8%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 378,900
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 378,900

        3. Bay II Resource Partners, L.P.
           (a) Amount Beneficially owned: 200,900
           (b) Percent of Class: 0.9%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 200,900
             (iii) Sole power to dispose or direct the disposition: -0-

              (iv) Shared power to dispose or direct the disposition: 200,900

        4. Bay Resource Partners Offshore Fund, Ltd.
           (a) Amount Beneficially owned: 408,300
           (b) Percent of Class: 1.9%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 408,300
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 408,300

        5. GMT Capital Corp.
           (a) Amount Beneficially owned: 1,109,900
           (b) Percent of Class: 5.2%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 1,109,900
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   1,109,900

        6. Thomas E. Claugus
           (a) Amount Beneficially owned: 1,200,600
           (b) Percent of Class: 5.6%
           (c) (i) Sole power to vote or direct the vote: 70,700
              (ii) Shared power to vote or direct the vote: 1,129,900
             (iii) Sole power to dispose or direct the disposition: 70,700
              (iv) Shared power to dispose or direct the disposition:
                   1,129,900


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  N/A

                               Page 10 of 12 Pages

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                PERSON.

                GMT Capital, the general partner of Bay and Bay II, has the power to direct the affairs of Bay and Bay II, including the voting and disposition of shares. As the discretionary investment manager of the Offshore Fund and certain other accounts, GMT Capital has power to direct the voting and disposition of shares held by the Offshore Fund and such accounts. Mr. Claugus is the President of GMT Capital and in that capacity directs the operations of each of Bay Resource Partners and Bay II and the voting and disposition of shares held by the Offshore Fund and certain accounts managed By GMT Capital.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  N/A


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


                  See Item 2.


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  N/A


ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my Knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 11 of 12 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge And belief, I hereby certify that the information set forth in this statement Is true, complete and correct.

September 8, 2005

                                              /s/ George E. Case III
                                              ----------------------------------
                                              George E. Case III, (a) as Vice
                                              President and General Manager of
                                              GMT Capital Corp., for itself and
                                              as the general partner of (i) Bay
                                              Resource Partners, L.P. and (ii)
                                              Bay II Resource Partners, L.P. and
                                              as the investment manager of (iii)
                                              Bay Resource Partners Offshore
                                              Fund, Ltd., and (b) on behalf of
                                              (i) Thomas E. Claugus for himself
                                              and (ii) Thomas E. Claugus as the
                                              CEO of GMT Exploration LLC.




                               Page 12 of 12 Pages